EXHIBIT 12.3



NTL INCORPORATED



                                  SIX MONTHS                                 YEAR ENDED DECEMBER 31
                                ENDED JUNE 30,    -----------------------------------------------------------------------------
                                     2000             1999            1998            1997            1996            1995
                                --------------    -------------   -------------   -------------   -------------   -------------
Fixed charges:
  Interest....................  $   483,300,000   $ 722,600,000   $ 356,600,000   $ 209,400,000   $ 147,300,000   $  40,600,000
  Amortization of debt
    expense...................       16,300,000      17,100,000      10,200,000       7,800,000       8,900,000       1,400,000
  Interest portion of rental
    expense...................        8,500,000      12,200,000       9,800,000       6,000,000       5,000,000         600,000
                                ---------------   -------------   -------------   -------------   -------------   -------------
  Fixed charges...............      508,100,000     751,900,000     376,600,000     223,200,000     161,200,000      42,600,000
  Preferred stock dividend
    requirement...............       66,200,000      73,700,000      18,700,000      12,000,000              --              --
                                ---------------   -------------   -------------   -------------   -------------   -------------
Combined fixed charges and
  preferred stock dividend....  $   574,300,000   $ 825,600,000   $ 395,300,000   $ 235,200,000   $ 161,200,000   $  42,600,000
                                ===============   =============   =============   =============   =============   =============
Earnings:
  (Loss) from operations......  $(1,032,800,000)  $(768,000,000)  $(507,300,000)  $(344,100,000)  $(258,600,000)  $(100,200,000)
  Fixed charges...............      508,100,000     751,900,000     376,600,000     223,200,000     161,200,000      42,600,000
  Less: Capitalized
    interest..................      (35,100,000)    (41,800,000)    (27,700,000)     (6,800,000)    (10,300,000)    (12,200,000)
                                ---------------   -------------   -------------   -------------   -------------   -------------
                                $  (559,800,000)  $ (57,900,000)  $(158,400,000)  $(127,700,000)  $(107,700,000)  $ (69,800,000)
                                ===============   =============   =============   =============   =============   =============
Ratio of Earnings to Fixed
  Charges(1)..................               --              --              --              --              --              --


---------------

The ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends is not meaningful for the periods that result in a deficit.


(1) For the six months ended June 30, 2000 and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995, the deficit of earnings to fixed charges was $1,067,900,000, $809,800,000, $535,000,000, $350,900,000, $268,900,000
    and $112,400,000, respectively. For the six months ended June 30, 2000 and for the years ended December 31, 1999, 1998 and 1997, the deficit of earnings to combined fixed charges and preferred stock dividends was $1,134,100,000, $883,500,000, $553,700,000 and $362,900,000, respectively.